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            EXHIBIT 10.3 - SUMMARY OF RETIREMENT AGREEMENT WITH LARRY
                      I. KANE DATED EFFECTIVE JULY 31, 1998


1.       EMPLOYMENT AND RETIREMENT FROM EMPLOYMENT

Retirement as Chief Executive Officer of the Corporation shall be effective at the close of business on July 31, 1998, or such earlier date as is mutually agreed. All salary and any benefits due as of the retirement date according to the established policies, plans and procedures of the Corporation shall be paid or made available in accordance with the terms of those established policies, plans and procedures. Moreover, any benefit continuation or conversion rights existing under such established plans of the Corporation shall be made available in accordance with the terms of such established plans.

2.       SEVERANCE PAY AND RETIREMENT BENEFITS

The following severance pay and benefits shall be made to Mr. Kane:

         (a) Severance pay shall consist of One Million Dollars ($1,000,000.00) payable in a lump sum on August 7, 1998.

         (b) Severance benefits shall consist of continued medical, dental, life, disability and vision insurance coverages for life for Mr. Kane and spouse on the same basis as provided to employees of the Corporation and their spouses under the Corporation's benefit plans (the "Current Plans") as of the date of this letter (and unaffected by any changes to or eliminations in the coverages provided to employees of the Corporation after the date of this letter), but subject to (w) any requirements for employee contributions; (x) provisions in the Current Plans under which benefit coverages are decreased or eliminated at specified ages, (y) prevailing insurance norms that would result in loss or reduction of coverage as a result of employment status (such as with respect to disability coverage), and (z) other conditions, restrictions and limitations applicable to such coverages, subject to the following:

                  (i) At the Corporation's option, such coverages shall be provided (A) under the Corporation's benefit plans, unless such coverage is not consistent with the terms thereof; (B) by providing cash payments as necessary to pay the premiums on an individual policy or policies identified by the Corporation that, to the extent possible under prevailing insurance norms and the health condition of Mr. Kane and/or spouse, will provide such coverages; or (C) through a combination of such plans or such payments;

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Mr. Larry Kane
July 23, 1998
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                  (ii)     If at any time, the Corporation ceases to provide one
                           or more of such coverages to its employees, such coverages shall be provided by means of cash payments as described in subparagraph (i);

                 (iii) Notwithstanding subparagraphs (i) and (ii), at Mr. Kane or spouse's request, the Corporation's obligations under this paragraph (b) shall be discharged by its establishment of an irrevocable trust (which trust shall provide for a reversion to the Corporation or its successor of any amounts remaining after all liabilities have been discharged) into which the Corporation shall deposit such sums as are determined to be necessary by an actuary mutually acceptable to Mr. Kane and the Corporation to make the cash payments described in subparagraph (i) for the remaining life expectancy of Mr. Kane and spouse; provided that, the establishment and funding of such trust shall be accomplished in a manner that, to the extent possible, does not result in the recognition of income to Mr. Kane, unless Mr. Kane consents to such establishment and/or funding notwithstanding such tax consequences;

                  (iv) At any time that Mr. Kane or spouse is eligible for coverage under Medicare or any government-provided health care arrangement, such arrangement shall be the primary provider of medical insurance coverage, and the Corporation's medical insurance coverage obligation under this paragraph (b) shall be discharged by providing payment (directly or, if a trust has been established as described in subparagraph (iii), from such trust) for (A) any government-required premiums; and (B) any premiums under a Medigap or similar Medicare supplement policy or arrangement; and

                   (v) No later than August 31, 1998, Mr. Kane and the Corporation shall enter into a form of trust agreement, which shall govern the trust, if any, established pursuant to subparagraph (iii), which trust agreement shall not be inconsistent with the provisions of this paragraph (b) or the rest of the provisions of this letter agreement.


5.       BOARD SERVICE

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Mr. Kane will retire as Chairman of the Board of Directors of the Corporation,
effective at the same time as retirement from employment. Mr. Kane agrees to serve as member of the Board of Directors as elected by the shareholders of the Corporation. As an outside Director, Mr. Kane receives the same compensation and benefits as other outside Directors, as determined from time to time, including such compensation and benefits as are provided to new outside Directors effective at the same time as retirement from employment.







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